Exhibit 23
Micron Electronics, Inc.
Consent of Independent Accountants




  We consent to the incorporation by reference in the registration statement of Micron Electronics, Inc. on Form S-3 (File No. 333-14035) and on Form S-8 (File No. 33-63701) of our report, dated September 22, 1997, on our audits of the financial statements and financial statement schedule of Micron Electronics, Inc., as of August 28, 1997 and August 29, 1996 and for each of the three years in the period ended August 28, 1997, which report is included in this Annual Report on Form 10-K.


                                   /s/ Coopers & Lybrand L.L.P.


Boise, Idaho
September 22, 1997